Exhibit (a)(1)(v)

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING
THE REPURCHASE OFFER BY

Persimmon Growth Partners Fund, L.P. Offer to Repurchase

Up to twenty-five percent (25%) of its Units
at Net Asset Value

To:  Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan Trustees and Other Nominees (“Financial Intermediaries”):

We are enclosing the material listed below relating to the offer by Persimmon Growth Partners Fund, L.P. (the “Fund”) to investors (the “Investors”) to repurchase at net asset value up to twenty-five percent (25%) of the shares of beneficial interest of the Fund (the “Units”) issued and outstanding as of August 1, 2011 (the “Expiration Date), as are properly tendered and not withdrawn on the Expiration Date.  The Fund is a Delaware limited partnership registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON AUGUST 1, 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”).

The Repurchase Price to be paid is an amount equal to the net asset value of the tendered Units of the Fund as of the close of the regular trading session of the New York Stock Exchange on September 30, 2011.  An Investor will most likely receive the Repurchase Price for each Unit tendered and accepted, in cash, without interest.  The Units will be repurchased subject to the terms and conditions set forth in the Offer to Repurchase, dated as of July 1, 2011 and the related Letter of Transmittal, which as each may be amended or supplemented from time to time together constitute the “Repurchase Offer”.

The following documents are enclosed:

(1)  Offer to Repurchase dated as of July 1, 2011;
(2)  Letter of Transmittal; and
(3)  Instructions Form

Please be advised that participation in the Repurchase Offer requires submission of the Instructions Form.  All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Repurchase Offer.  If a client instructs you by telephone to present Units for repurchase, please record the telephone conversation (in accordance with applicable law).

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Repurchase Offer, although redeeming Investors may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a repurchase request.

The Repurchase Offer is not being made to (nor will repurchase requests be accepted from or on behalf of) Investors residing in any jurisdiction in which the making of the Repurchase Offer or its acceptance would not be in compliance with the laws of such jurisdiction.  To the extent that the securities laws of any jurisdiction would require the Repurchase Offer to be made by a licensed broker or dealer, the Repurchase Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE FUND, THE BOARD OF DIRECTORS, JD CLARK & COMPANY OR THE INVESTMENT MANAGER TO THE FUND IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO SUBMIT FOR REPURCHASE OR TO REFRAIN FROM SUBMITTING FOR REPURCHASE SHARES.  THE FUND HAS BEEN ADVISED THAT NO MEMBER OF THE BOARD OF DIRECTORS, JD CLARK & COMPANY, OFFICER OF THE FUND, OR THE FUND’S INVESTMENT MANAGER WILL PARTICIPATE IN THE REPURCHASE OFFER.

Additional copies of the enclosed materials may be obtained from JD Clark & Company, the Fund’s administrator, at the address and telephone number set forth in the Letter of Transmittal.  Any questions you have with respect to the Repurchase Offer should be directed to Persimmon Capital Management, LP at (877) 502-6840.

Very truly yours,

Persimmon Growth Partners Fund, L.P.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR JD CLARK & COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE REPURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO REPURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE REPURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.